Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

August 21, 2017

Cedar Realty Trust, Inc.

44 South Bayles Avenue

Port Washington, NY 11050

Re: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in our capacity as counsel for Cedar Realty Trust, Inc., a Maryland corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-203667) (as amended or supplemented, the “Registration Statement”) filed by the Company on April 27, 2015 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated August 16, 2017 (the “Prospectus Supplement”) filed by the Company with the Commission on August 17, 2017 pursuant to Rule 424 under the Securities Act relating to the offering by the Company of up to 3,450,000 shares (the “Shares”) of the Company’s 6.50% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”), including 450,000 shares of Series C Preferred Stock pursuant to the Underwriters’(as defined below) exercise in full of their option to purchase additional shares.

The Shares are to be issued pursuant to (i) the Prospectus Supplement, (ii) an Underwriting Agreement, dated August 16, 2017 (the “Underwriting Agreement”), by and among the Company, Cedar Realty Trust Partnership, L.P., and Raymond James & Associates, Inc. and KeyBanc Capital Markets Inc. (the “Underwriters”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law.

Cedar Realty Trust, Inc.

August 21, 2017

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP